Exhibit (a)(1)(G)

FORM OF NOTICE EMAIL ANNOUNCING EXPIRATION OF OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW AWARDS

Date:	[December 6], 2016

To:	Eligible Participants

As of 9:00 p.m., U.S. Pacific Time, today, [Tuesday], [December 6], 2016, we completed our Offer to Exchange Certain Outstanding Options for New Awards (the “offer”). If you were an eligible participant who properly elected to participate in the offer by exchanging some or all of your eligible option grants and did so by the deadline, your elected, eligible options have been accepted for participation in the offer. Such eligible options have been cancelled and you no longer have any rights with respect to those options. You have been granted new awards in exchange for the cancelled options, in accordance with the terms and conditions of the offer.

As described in the offer documents and in accordance with the Company’s customary procedures, you will receive award agreement(s) for the new awards that have been granted to you in exchange for your properly tendered and cancelled options.

If you have any questions, please contact stock@realnetworks.com.